Exhibit 99.1

May 21, 2024 07:00 AM Eastern Daylight Time

Air Industries Group Receives Order of $2.4 Million for
Landing Gear Used on the E-2C Hawkeye

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (“Air”) (NYSE American: AIRI), a leading manufacturer of precision assemblies and components for large aerospace and defense prime contractors, today announced it has received a $2.4 million order for spare landing gear assemblies to be used on the E-2C Hawkeye.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “This award underscores the significance of our capabilities in providing aftermarket support, and fostering relationships with our valued customers. The considerable momentum that we generated in 2023 is continuing in 2024, and we remain encouraged by the high demand for our products and services. The E-2C/D Hawkeye program represents just one among Air’s product lines deployed in mission-critical operations.”

Deliveries for these landing gear are expected to occur in 2026 through 2027.

Air Industries supports the E-2C/D Hawkeye program by providing the main and nose landing gear, as well as the arresting gear. The E-2C/D Hawkeye is a twin-engine, tactical aircraft. Often referred to as the “digital quarterback,” it conducts battlefield management and command and control operations for aircraft carrier strike groups.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gear, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

Additional information about the Company can be found in its filings with the SEC and its website at www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Air Industries Group

Investor Relations

631.328.7079

ir@airindustriesgroup.com